Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES SECOND
QUARTER EARNINGS

OAKLAND, MARYLAND—August 10, 2009:  First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders for the first half of 2009 totaled $2.88 million or $.47 per common share, compared to $7.25 million or $1.19 per common share for the same period of 2008.  The decrease in net income resulted primarily from $2.2 million in other-than-temporary impairment charges related to available for sale securities, a $.4 million realized loss on the investment portfolio, $1.6 million in increased loan loss provision expense and increased FDIC premiums due to the special assessment charge of $.8 million recognized in June 2009.  Core operations remained strong as our net interest income for the first half of 2009 increased $1.9 million when compared to the same period of 2008 and our net interest margin increased from 3.67% in the first six months of 2008 to 3.76% in the first six months of 2009.  The provision for loan losses was $3.9 million for the six months ended June 30, 2009, compared to $2.3 million for the same period of 2008.

Consolidated net income available to common shareholders for the second quarter of 2009 totaled $.76 million or $.12 per share, compared to $4.1 million or $.68 per share for the same period of 2008.  The net interest margin for the second quarter of 2009 was 3.66% compared to 3.77% for the same period of 2008.  This decrease is primarily attributable to the increase in interest-earning assets of $63.6 million during the second quarter 2009 compared to the second quarter 2008.

William B. Grant, Chairman and Chief Executive Officer stated, “We continue to be pleased that First United Corporation is able to post positive earnings and strong growth in our core operations.  The continued high provision expense, impairment charges and the special FDIC assessment in the second quarter are directly reflective of the current economic recession.  However, our net interest income remains solid, showing continued growth year over year as is evident in our year-to-date growth of nine basis points in our net interest margin.  Our Board of Directors, management team and employees are vigilant in facing the daily challenges that confront the banking industry.”

For the six-month period ended June 30, 2009, the Corporation’s annualized return on average assets and average shareholders’ equity were .43% and 7.07%, respectively, compared to .93% and 14.16%, respectively, for the same period in 2008.

Total assets were $1.6 billion at June 30, 2009, a decrease of $4.7 million since December 31, 2008.  During this time period, gross loans decreased $5.9 million, cash and interest bearing deposits in banks increased $29.3 million and our investment portfolio decreased $27.8 million.  The decrease in loans is due to a decrease in the indirect and residential mortgage portfolios.  Cash and due from banks increased in response to management’s decision to increase our liquidity position in response to the current economic challenges by not replacing called investments.  Total liabilities decreased by approximately $33.1 million during the first half of 2009, reflecting decreases in total deposits of $21.0 million and in long-term and short-term borrowings of $.5 million and $13.2 million, respectively.  The decrease in deposits is due to the redemption of $64 million in brokered money market accounts offset by strong retail deposit growth in money market, overnight investments, and certificates of deposit products.  The increase of $28.4 million in shareholders’ equity is primarily attributable to the $30.0 million raised in January 2009 through the sale of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A to the U.S. Department of the Treasury pursuant to its Capital Purchase Program, offset partially by the $2.3 million increase in the accumulated other comprehensive loss due to the unrealized losses in the investment portfolio at June 30, 2009.

Gross loans were $1.13 billion at June 30, 2009, a decrease of $5.9 million (0.5%) from gross loans at December 31, 2008.  Continued growth in commercial loans ($21.4 million) was offset by a decline in our residential mortgage and construction portfolio ($9.2 million) and a decline in our installment portfolio ($18.1 million). The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slowdown in economic activity and management’s de-emphasis of this form of lending product.   The decrease in the residential mortgage portfolio is attributable to the increased amount of loan refinancings that are occurring as consumers seek long-term fixed rate loans.  The bank is utilizing the secondary market outlets to satisfy these loan requests.  The growth in the commercial portfolio is a result of continuous growth in our new market areas.  At June 30, 2009, approximately 73% of the commercial loan portfolio was collateralized by real estate, compared to 74% at December 31, 2008.

Total deposits were $1.20 billion at June 30, 2009, compared to $1.22 billion at December 31, 2008, a decrease of $21.0 million.  Interest bearing demand deposits decreased $35.5 million, non-interest bearing demand deposits decreased $4.4 million and savings deposits declined slightly by $.3 million.  During the second quarter of 2009, management repaid $41 million of brokered money market deposits.  Time deposits increased $19.2 million due to a successful promotion of the 13 and 24-month products.  Our focus has shifted to longer-term liabilities as we anticipate a flat to rising interest rate environment in the future.

Comparing June 30, 2009 to December 31, 2008, shareholders’ equity increased 39.1%, from $72.7 million to $101.1 million. The increase of $28.4 million in shareholders’ equity is attributable to receipt of $30 million in January 2009 from the sale of Fixed Rate Cumulative Perpetual Preferred Stock, Series A to the U.S. Department of the Treasury pursuant to its Capital Purchase Program, offset slightly by the $2.3 million increase in the accumulated other comprehensive loss due to the unrealized losses in the investment portfolio at June 30, 2009.  The book value per common share decreased from $11.89 at December 31, 2008 to $11.62 at June 30, 2009.

At June 30, 2009, there were 6,121,549 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax Equivalent Basis)

Net interest income increased $2.1 million during the first six months of 2009 over the same period in 2008 due to a $5.9 million (26.3%) decrease in interest expense, offset by a $3.8 million (7.8%) decrease in interest income.  The decrease in interest income resulted primarily from a decrease in interest rates on loans during the first six months of 2009 and our desire to maintain higher cash levels when compared to the first six months of 2008.  The decreases in interest rates throughout 2008 contributed to the decrease in the average rate on our average earning assets of 85 basis points, from 6.81% for the first six months of 2008 to 5.96% for the first six months of 2009.

Interest expense decreased during the first six months of 2009 when compared to the same period of 2008 due to a reduction in interest rates on interest-bearing liabilities.  Average interest-bearing liabilities increased in the first six months of 2009 by $117.4 million when compared to the same time period for 2008, with interest bearing deposits increasing by approximately $82.7 million.  The effect of the decreasing rate environment throughout 2008, our decision to only increase special pricing for full relationship customers and the short duration of our portfolio resulted in a 108 basis point decrease in the average rate paid on our average interest-bearing liabilities from 3.38% for the six months ended June 30, 2008 to 2.30% for the same period of 2009.

The net result of the aforementioned factors was a 9 basis point increase in the net interest margin during the first six months of 2009 to 3.76% from 3.67% for the same time period of 2008.

Net interest income for the second quarter of 2009 increased $.2 million in comparison to the second quarter of 2008.  This increase resulted from a $2.6 million decrease in interest expense during the period offset by a decrease in interest income of $2.4 million.  The decrease in interest expense resulted from a decrease in rates paid on interest-bearing deposits.  Average loans increased by $69.7 million while the average balance in investment securities declined by $52.7 million.  Average interest-bearing liabilities increased by $78.5 million (5.7%) during the second quarter of 2009 when compared to the second quarter of 2008.  This increase resulted primarily from increases in interest bearing deposits and long-term borrowings offset by a decrease in short-term borrowings.  The effective rate on interest bearing liabilities decreased by 91 basis points comparing quarter to quarter.  Overall, the net interest margin decreased by 11 basis points from 3.77% to 3.66% when comparing quarter to quarter.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at June 30, 2009 was 4.20%, compared to 2.47% at December 31, 2008 and 1.16% at June 30, 2008.  The ratio of non-performing and 90 days past-due loans to total assets at June 30, 2009 was 2.90%, compared to 1.71% at December 31, 2008 and ..78% at June 30, 2008.  Performing loans considered impaired loans, as defined and identified by management, amounted to $28.0 million at June 30, 2009 and $56.5 million at December 31, 2008.  This decrease since December 31, 2008 is directly attributable to a $22.1 million increase in non-accrual loans during the period.  Loans are identified as impaired when the loan is classified as substandard and management determines that it is probable that the borrower will not be able to pay principal and interest according to the contractual terms of the loan.  These loans consist primarily of acquisition and development loans.  The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds.  Specific allocations have been made where management believes there is insufficient collateral and no secondary source of repayment is available.

The allowance for loan losses increased to $14.4 million at June 30, 2009, compared to $14.3 million at December 31, 2008.  The provision for loan losses was $3.9 million for the first six months of 2009, compared to $2.4 million for the same period of 2008.  The increase in the provision was in response to the increase in net charge-offs, specific allocations for impaired loans (primarily acquisition and development loans) where management has determined that the collateral supporting the loans is not adequate to cover the loan balance and increases in the qualitative factors as a result of the current recession and distressed economic environment during 2008 and the first six months of 2009.

Non-Interest Income and Non-Interest Expense

Other operating income decreased $3.8 million during the first six months of 2009 when compared to the same period of 2008. The decrease is primarily attributable to the recognition of $2.2 million in other-than-temporary impairment charges, a $.4 million realized loss on the investment portfolio, as a result of moving two securities to trading, and decreases in service charge income due to decreased consumer spending. Trust department revenue and income on our bank owned life insurance policies also decreased due to declines in the market values of assets under management and reduced interest rates.  These declines were offset slightly by increased insurance commission income as a result of acquisitions during 2008.  Other operating income for the second quarter of 2009 decreased $2.0 million when compared to the second quarter of 2008.  The decrease in the second quarter is primarily attributable to the $1.4 million other-than-temporary impairment charge on the investment portfolio.  Insurance commissions increased 35.5% in the second quarter compared to the same period in 2008 due in part to the acquisitions in 2008.

Other operating expenses increased $2.5 million or 12% for the first half of 2009 when compared to the first half of 2008.  For second quarter 2009, other operating expenses increased $1.9 million, or 17.8%, when compared to the same time period of 2008.  The increases for both periods were due principally to increases in personnel expenses and occupancy and equipment expenses as we continue our expansion in Morgantown, West Virginia, Frederick, Maryland and in the markets served by our insurance agencies.  In addition, pension expense for the Corporation’s defined benefit plan increased $.2 million in the first six months of 2009 as compared to the first six months of 2008.  This increase is a result of the decline in market value of the plan assets and the lower discount rate.  We have also recognized increases in other expenses directly attributable to the FDIC special assessment of $.8 million.

ABOUT FIRST UNITED CORPORATION

First United Corporation is acting as the parent company of First United Bank & Trust, a Maryland trust company (the “Bank), the Trusts, and First United Insurance Group, LLC, a full service insurance provider organized under Maryland law.  First United Bank & Trust is acting as the parent company of OakFirst Loan Center, Inc., a West Virginia finance company, and OakFirst Loan Center, LLC, a Maryland finance company.  First United Insurance Agency, Inc, a former subsidiary of OakFirst Loan Center, Inc., was merged into First United Insurance Group, LLC effective June 30, 2009.  These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia.  The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

		Three Months Ended		Six Months Ended
		unaudited		unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2009	2008	2009	2009	2008
EARNINGS SUMMARY
Interest income	$21,373	$23,851	$22,373	$43,746	$47,709
Interest expense	$8,010	$10,627	$8,547	$16,557	$22,456
Net interest income	$13,363	$13,224	$13,826	$27,189	$25,253
Provision for loan and lease losses	$1,871	$966	$2,049	$3,920	$2,353
Noninterest income	$2,565	$4,570	$2,590	$5,155	$8,910
Noninterest expense	$12,550	$10,651	$10,986	$23,536	$21,005
Income taxes	$358	$2,063	$1,002	$1,360	$3,556
Net income	$1,149	$4,114	$2,379	$3,528	$7,249
Net income available to common shareholder	$756	$4,114	$2,120	$2,876	$7,249
Cash dividends paid	$1,221	$1,224	$1,221	$2,442	$2,450

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2009	2008	2009
PER COMMON SHARE
Basic/ Diluted Net Income Per Share	$0.12	$0.68	$0.35
Basic/ Diluted Net Income Per Common Share	$0.12	$0.68	$0.35

Book value	$11.62	$15.50	$10.95
Closing market value	$11.25	$18.17	$8.38

Common shares
outstanding at period end	6,121,549	6,105,008	6,122,410

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.43%	0.93%	0.58%
Return on average shareholders'
equity	7.07%	14.16%	9.66%
Net interest margin	3.76%	3.67%	3.83%
Efficiency ratio	70.43%	59.87%	64.87%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2009	2008	2008

Assets	$1,634,380	$1,639,104	$1,594,495
Earning assets	$1,475,380	$1,489,609	$1,458,992
Gross loans	$1,128,626	$1,134,546	$1,079,047
Consumer Real Estate	$409,186	$418,350	$406,002
Commercial	$597,297	$575,991	$532,895
Consumer	$122,143	$140,205	$140,149
Investment securities	$326,778	$354,595	$370,959
Total deposits	$1,201,858	$1,222,889	$1,130,197
Noninterest bearing	$103,275	$107,749	$112,832
Interest bearing	$1,098,583	$1,115,140	$1,017,365
Shareholders' equity	$101,109	$72,690	$94,647

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
Period end capital to risk-	2009	2008	2008
weighted assets:
Tier 1	9.39%	10.59%	11.20%
Total	10.57%	12.18%	12.38%

ASSET QUALITY
Net charge-offs for the quarter	$799	$3,526	$245
Nonperforming assets: (Period End)
Nonaccrual loans	$46,671	$24,553	$10,773
Restructured loans	$3,077	$468	$-
Loans 90 days past due
and accruing	$723	$3,476	$1,716
Other real estate owned	$2,357	$2,424	$517
Total nonperforming assets
and past due loans	$47,394	$28,029	$12,489
Allowance for credit losses
to gross loans, at period end	1.27%	1.26%	0.83%
Nonperforming and 90 day past-due loans to total loans, at period end	4.20%	2.47%	1.16%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.90%	1.71%	0.78%